Exhibit 4.59
Xinhua Sports & Entertainment Limited
and
Parkwood Asia Limited
and
Everfame Development Limited

PURCHASE AGREEMENT
IN RESPECT OF
SHARES IN THE CAPITAL OF
EVERFAME DEVELOPMENT LIMITED
AND
OTHER ASSETS SET OUT HEREIN

6 March 2009
www.klgates.com

THIS PURCHASE AGREEMENT (this “Agreement”) is made on the 6th day of March 2009
BETWEEN

Xinhua Sports & Entertainment Limited (formerly known as Xinhua Finance Media Limited), a company incorporated under the laws of the Cayman Islands with registration number 157511 with its registered address located at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, Cayman Islands, British West Indies (“XSEL”);

AND

Parkwood Asia Limited, a company incorporated under the laws of the British Virgin Islands with its registered address located at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the “Vendor”);

AND

Everfame Development Limited, a company incorporated under the laws of the British Virgin Islands with incorporation number 1496579 with its registered address located at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the “Company”).
WHEREAS
A.	The Vendor owns all of the legal and beneficial interest in the share capital of the Company.

B.	The Company owns all of the legal and beneficial interests in HK Stock Express which, in turn, owns all of the legal and beneficial interests in the equity capital of WFOE.

C.	XSEL desires to purchase from the Vendor and the Vendor wishes to sell to XSEL or XSEL Nominee all of the shares in the capital of the Company and the Vendor wishes to sell and procure the sale of certain other assets controlled by them to parties designated by XSEL subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the sufficiency, adequacy and receipt of which are hereby acknowledged, XSEL, the Company, and the Vendor hereby agree as follows:

1.	DEFINITIONS
1.1	Definitions. The following terms when used herein shall have the meanings ascribed to them below:

“Affiliate”	of a specified Person means any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person or, in the case of a natural Person, such Person’s spouse, parents and descendants (whether by blood or adoption and including stepchildren);

“Ancillary Agreements”	means, collectively, the PRC Equity Transfer Documents, the Internal Control Agreements and any other agreements contemplated in this Agreement;

“Assets”	means any real, personal, mixed, tangible, intangible or other property of any nature and claims, causes of action and other legal rights and remedies of any nature whatsoever;

“Balance Consideration”	has the meaning ascribed to it in Clause 2.3(c);

“Business Day”	means any Monday, Tuesday, Wednesday, Thursday and Friday on which banks in Hong Kong or the PRC are required or permitted by laws to be open and shall not include a day on which normal banking hours are shortened or interrupted by typhoon, rain or similar warnings;

“Charter Documents”	means the articles of incorporation, bylaws, registers and/or other organizational documents, in each case, as amended to the date hereof of an entity and, in the case of a PRC entity, means its articles of incorporation as amended to the date hereof;

“Claimant”	has the meaning ascribed to it in Clause 12.3;

“Closing”	means, the Company Closing or the Group Closing, as the case may be;

“Closing Date”	means, the date and time of Closing;

“Company Closing”	has the meaning ascribed to it in Clause 2.5;

“Company Closing Conditions”	has the meaning ascribed to it in Clause 3.1(a);

“Company Closing Date”	has the meaning ascribed to it in Clause 2.5;

“Company Shares”	means all of the share capital of the Company being ordinary shares each with a par value of US$1 in the capital of the Company;

“Company Shares Consideration”	has the meaning ascribed to it in Clause 2.3(a);

“Consent”	means any consent, approval, permit, license, order, or authorization of or registration, declaration, or filing with or exemption by Governmental Entity;

“Consideration”	has the meaning ascribed to it in Clause 2.3;

“Control”, “Controls”, “Controlled”	(or any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting equity interests in such other Person;

“Dispute Notice”	has the meaning ascribed to it in Clause 12.3(a);

“Encumbrance”	means and includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement of whatsoever nature over or in the relevant property;

“FCPA”	means the Foreign Corrupt Practices Act of the United States of America;

“Financial Statements”	means the result of the financial due diligence conducted by XSEL in respect of the financial condition of members of the Group including, but not limited to, the financial statements of PRC Co provided to XSEL as set forth under Schedule I;

“Foreign Exchange Rate”	means the average of the closing middle exchange rates posted on the website of the State Administration of Foreign Exchange at www.safe.gov.cn for the conversion of RMB to US$ on the close of the fifteen trading days prior to any date of payment under this Agreement;

“Foreign Official”	has the meaning ascribed to it under Schedule H;

“Governmental Entity”	means any court, regulatory body, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign;

“Group”	means, collectively, the Company, HK Stock Express and the PRC Group;

“Group Closing”	has the meaning ascribed to it in Clause 2.2;

“Group Closing Date”	has the meaning ascribed to it in Clause 2.5(b);

“HK Stock Express”	means, Hong Kong Stock Express Publication Limited

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Indemnified Party”	has the meaning ascribed to it in Clause 9.5(a);

“Indemnifying Party”	has the meaning ascribed to it in Clause 9.5(a);

“Intellectual Property”	means letters patent, trade marks, service marks, registered designs, utility models, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, inventions, confidential information, know-how and business names and any similar rights situated in any country; and the benefit (subject to the burden) of any and all licences in connection with any of the foregoing;

“Internal Control Agreements”	means all the documents, agreements and instruments as set forth under Schedule G;

“JV”	means the joint venture company to be established pursuant to Clause 4.1;

“JV Coorporation Agreement”	means the cooperation agreement in the substantial form as set out under Schedule K;

“Lease”	has the meaning ascribed to it in Schedule H;

“Licenses”	means all the licenses set forth under Schedule E;

“Losses”	has the meaning ascribed to it in Clause 9.1;

“Material Adverse Change”	means any event or circumstance that occurs which might reasonably be expected to have a material adverse effect on the prospects, business, operations or financial condition of the Group taken as a whole or that would materially affect the ability of any of the companies in the Group or any Person who is a party to any of the Ancillary Agreements or this Agreement to perform its obligations under any of the Ancillary Agreements or this Agreement;

“Person” or “Persons”	means any natural person, corporation, company, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any governmental authority;

“PRC”	means the People’s Republic of China;

“PRC Co”	means Beijing HanTangYueYi Culture Media Co Limited, a company incorporated under the laws of the PRC with a registered address at Room 132, Tower B, No. 18 Xihuan South Road, Beijing Economic and Technology Development District, Beijing, the particulars of which are set forth under Schedule A;

“PRC Equity Interests”	means the entire equity interest of PRC Co representing a total registered capital of RMB500,000;

“PRC Equity Transfer”	has the meaning ascribed to it in Clause 2.2;

“PRC Equity Transfer Documents”	means, collectively, the documents set out under Schedule F;

“Pre-Closing Tax Period”	has the meaning ascribed to it in Clause 9.1(c);

“PRC Group”	means, collectively, WFOE and PRC Co;

“PRC Payment”	has the meaning ascribed to it in Clause 2.3(b);

“Respondent”	has the meaning ascribed to it in Clause 12.3(a)

“Return Periods”	has the meaning ascribed to it under Schedule H;

“Returns”	has the meaning ascribed to it under Schedule H;

“RMB” and “Renminbi”	means the lawful currency of the People’s Republic of China;

“SAIC”	means the State Administration of Industry and Commerce and its competent branches;

“SEF Agreement”	means the licensing agreement to be entered into among the JV, Sinovision and such companies designated by XSEL the form of which is set out under the schedule to the JV Coorporation Agreement;

“SEF Studio”	means Beijing Science & Educational Film Studio;

“Shanxi Agreement”	means, collectively, the non-exclusive content and exclusive advertising rights agreement entered into between PRC Co and Shanxi TV Station the form of which is set out under Schedule J and all such supplemental agreements or other agreements to be entered into between the parties in relation thereto;

“Shanxi TV Station”	means Shanxi Television Station;

“Sinovision”	means Bejing Keying Zhongshi Culture Development Co., Ltd.;

“Sinovision JV Contribution”	has the meaning ascribed to it in Clause 4.1(b);

“Straddle Period”	has the meaning ascribed to it in Clause 9.2(c);

“Tax Settlement Option”	has the meaning ascribed to it in Clause 9.2(b);

“US$” and “US Dollars”	means the lawful currency of the United States of America;

“WFOE”	means Taihui Business Consultation (Shanghai) Co., Ltd., a company incorporated under the laws of the PRC with a registered address at Building 1202K, No. 5509 Zhangyangbei Road, Pudong New District, Shanghai, the particulars of which are set forth under Schedule B; and

“XSEL Nominee”	means any Person or Persons nominated by XSEL.
1.2	Interpretation. In this Agreement:
(a)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(b)	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other statutory provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification);

(c)	all time and dates in this Agreement shall be Hong Kong time and dates except where otherwise stated;

(d)	unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender; and

(e)	references herein to Clauses, Recitals and Schedules are to clauses and recitals of and schedules to this Agreement.
1.3	Recitals, Schedules. All recitals and schedules form part of this Agreement and shall have the same force and effect as if expressly set forth in the body of this Agreement and any reference to this Agreement shall include the recitals and schedules.

1.4	Joint Obligations. Warranties, covenants, indemnities or other obligations expressed in this Agreement to be given by more than one party shall be deemed to be given by such parties on a joint and several basis unless otherwise expressly provided for.

2.	SALE AND PURCHASE OF COMPANY SHARES AND PROCUREMENT OF SALE OF PRC EQUITY INTERESTS
2.1	Purchase and Sale of Company Shares. Subject to the terms and conditions set forth in this Agreement, XSEL (relying on the representations, warranties, agreements, covenants, undertakings and indemnities hereinafter referred to) agrees with the Vendor to purchase and the Vendor agrees to sell and cause to be sold to XSEL or the XSEL Nominee at Company Closing, all of its direct and indirect interests in the Company Shares with effect from the Company Closing Date free from all Encumbrances and other third party rights of any nature whatsoever and together with all rights of any nature whatsoever now or hereafter attaching or accruing to them including all rights to any dividends or other distribution declared, paid or made in respect of them after the Company Closing Date.

2.2	Transfers of PRC Equity Interests. The Vendor shall procure and guarantee the completion of the transfer of all of the PRC Equity Interests from the existing holders thereof to XSEL Nominee (the “PRC Equity Transfer”) in consideration of the PRC Payment and the Balance Consideration (the “Group Closing”) including, but not limited to, the execution, submission to and registration with the relevant Governmental Entities of all the PRC Equity Transfer Documents (where applicable) and obtaining the original new business licence of PRC Co reflecting the change of shareholding following the PRC Equity Transfer and the original notice from local Administration of Industry and Commerce approving the change of registration of PRC Co. The Vendor shall procure the due execution and delivery of all documents required to be executed and delivered by the holders of the PRC Equity Interests or any other party necessary to vest in XSEL Nominee its interest in all property and rights in and to the PRC Equity Interests as are intended to be vested in it in consideration of the PRC Payment and the Balance Consideration by or pursuant to this Agreement and the Ancillary Agreements.

2.3	Payment. Subject to the conditions stipulated herein, XSEL shall pay or cause to be paid to the Vendor Twenty-Two Million and Five Hundred Ninety Thousand (US$22,590,000) US Dollars (the “Consideration”) in the manner set forth below:
(a)	US$10,000 (the “Company Shares Consideration”) shall be paid by XSEL or XSEL Nominee to the Vendor for the purchase of the Company Shares at Company Closing;

(b)	RMB500,000 (the “PRC Payment”) shall be paid by XSEL Nominee to the existing shareholders of PRC Co or such parties as the said shareholders may designate at Group Closing; and

(c)	the Consideration less the Company Shares Consideration and the PRC Payment (in its US$ equivalent calculated based on the Foreign Exchange Rate) (the “Balance Consideration”) shall be paid to the Vendor at Group Closing.
2.4	Intentionally deleted.

2.5	(a)	Company Closing. Upon the Company Closing Conditions having been satisfied or waived on or before the expiration of the time period herein for the fulfilment of such conditions, the completion of the purchase and sale of the Company Sale Shares (the “Company Closing”) shall take place at the offices of XSEL in Hong Kong or at such other place as may be agreed upon by the Parties on the date that is immediately following confirmation from XSEL that the said conditions have been satisfied or waived. The date and time of the Company Closing are herein referred to as the “Company Closing Date”. For greater certainty, XSEL shall not be obliged to pay any amount of the Company Shares Consideration unless all the Company Closing Conditions are fulfilled or waived by XSEL. Without prejudice to any other remedies available to XSEL, XSEL may defer Company Closing and the payment of the Company Shares Consideration until all Company Closing Conditions are fulfilled or waived.

	(b)	Group Closing. Upon the Group Closing Conditions having been satisfied or waived on or before the expiration of the time period herein for the fulfilment of such conditions, the completion of Group Closing shall take place at the offices of XSEL in Hong Kong or at such other place as may be agreed upon by the Parties on the date that is immediately following confirmation from XSEL that the said conditions have been satisfied or waived. The date and time of the Group Closing are herein referred to as the “Group Closing Date”. For greater certainty, XSEL shall not be obliged to pay any amount of the Consideration (save for the Company Shares Consideration which is payable at Company Closing) unless all the Group Closing Conditions are fulfilled or waived by XSEL. Without prejudice to any other remedies available to XSEL, XSEL may defer Group Closing and the payment of the Consideration until all Group Closing Conditions are fulfilled or waived.

3.	CONDITIONS TO CLOSING

3.1	(a)	Conditions to Company Closing. The obligations of XSEL under this Agreement to complete the purchase of the Company Shares and to pay the Company Shares Consideration are subject to the satisfaction or waiver on or before the Company Closing Date of all of the following conditions and the delivery of all of the documents set out under Clause 3.2 (collectively, the “Company Closing Conditions”).

	(b)	Conditions to Group Closing. The obligations of XSEL under this Agreement to complete the PRC Equity Transfer and to pay the PRC Payment and the Balance Consideration are subject to the satisfaction or waiver on or before the Group Closing Date of all of the following conditions and the delivery of all of the documents set out under Clause 3.2A (collectively, the “Group Closing Conditions”).
3.2	Company Closing Deliverables. Upon Company Closing, the Vendor shall deliver or procure to be fulfilled or delivered to XSEL the following documents:
(a)	in respect of the Company and the Company Shares:
(i)	duly completed and executed undated instrument of transfer of the Company Shares by the Vendor in favour of XSEL or an XSEL Nominee together with the original share certificates representing the applicable Company Shares in a form satisfactory to XSEL;

(ii)	duly completed and executed documents required for the resignation of existing directors and appointment of new directors of the Company including, but not limited to, letters of resignation from existing directors of the Company in a form satisfactory to XSEL;

(iii)	duly completed and executed documents required for the resignation of existing administrator and appointment of new administrator of the Company including, but not limited to, letters of resignation from existing administrator of the Company in a form satisfactory to XSEL;

(iv)	certified true copy of written notice in the form satisfactory to XSEL issued to the BVI registered agent of the Company notifying them of the change in authorised contact person of the Company and a written acknowledgement from the registered agent in relation thereto;

(v)	certified true copy of shareholders’ and directors’ resolution of the Company approving the resignation of the existing directors and administrator, the appointment of the persons nominated by XSEL to be new directors and administrator, the transfer of the Company Shares and change of principal office of the Company in a form satisfactory to XSEL;

(vi)	certified true copy of shareholders’ and directors’ resolution of the Vendor approving the transfer of the Company Shares in a form satisfactory to XSEL;

(vii)	all books and records of the Company (including its company chop and seal);

(viii)	original certificate of incumbency of the Company dated not earlier than ten (10) days prior to the Closing Date in the form satisfactory to XSEL;

(ix)	original certificate of good standing of the Company dated not more than ten (10) days prior to the Closing Date in the form satisfactory to XSEL; and

(x)	originals of duly completed and executed documents required for the change in the bank account signatories of all bank accounts of the Company to the person designated by XSEL.
(b)	in respect of HK Stock Express:
(i)	duly completed and signed documents required for the resignation of existing directors, appointment of new directors and change of company secretary and registered office of HK Stock Express consisting of, but not limited to, the following:
(A)	Form D2A in a form satisfactory to XSEL;

(B)	letters of resignation from existing directors of HK Stock Express in a form satisfactory to XSEL;

(C)	Form R1 in a form satisfactory to XSEL; and

(D)	shareholders’ and directors’ resolution of HK Stock Express approving the resignation of the existing directors and company secretary, the appointment of the persons as nominated by XSEL to be new directors and company secretary and the change of the registered office of HK Stock Express in a form satisfactory to XSEL;
(ii)	certificate of continuing registration of HK Stock Express dated a date not earlier than ten (10) Business Days prior to the Company Closing Date;

(iii)	all books and records of HK Stock Express (including its company chop and seal); and

(iv)	duly completed and executed documents required for the change in the bank account signatories of all bank accounts of HK Stock Express to such person as designated by XSEL;
(c)	in respect of WFOE:
(i)	originals of all documents and agreements required for the resignation of existing directors, supervisor (where applicable) and legal representative of WFOE;

(ii)	originals of all documents and agreements required for the appointment of such person designated by XSEL to be the director(s), supervisor (where applicable) and legal representative of WFOE;

(iii)	originals of duly completed and signed documents required for the change in the bank account signatories of all bank accounts of WFOE to such person as designated by XSEL; and

(iv)	all original corporate records of WFOE (including all of its original licenses, certificates and approvals and its company chop, seal and finance chop);
(d)	Other Deliverables.
(i)	written confirmation from the Vendor that it is not aware of any matter or thing which is in breach of or inconsistent with any of the representations, warranties and undertakings herein contained; and

(ii)	such other agreements, documents and actions as XSEL may reasonably require for the purposes herein, including but not limited to, all documents required to be executed, submitted to and/or registered with to any Governmental Entity.
3.2A	Group Closing Deliverables. Upon Group Closing, the Vendor shall deliver or procure to be fulfilled or delivered to XSEL the following documents:
(a)	in respect of PRC Co and the PRC Equity Transfer:
(i)	all original documents and agreements duly completed and executed as required by XSEL for the sale and transfer of the PRC Equity Interests including, but not limited to, the PRC Equity Transfer Documents;

(ii)	original documents and agreements duly completed and executed as required by XSEL for the resignation of all the existing directors, supervisor (where applicable) and legal representative of PRC Co;

(iii)	all original documents and agreements duly completed and signed as required by XSEL for the appointment of such person(s) as designated by XSEL to be the director(s), supervisor (where applicable) and legal representative of PRC Co;

(iv)	originals of duly completed and executed documents required for the change in the bank account signatories of all bank accounts of PRC Co to such person as designated by XSEL;

(v)	evidence satisfactory to XSEL that the competent SAIC has accepted the application for filing the PRC Equity Transfer including, but not limited to, the original business licence of PRC Co reflecting the shareholding of PRC Co following the PRC Equity Transfer;

(vi)	evidence satisfactory to XSEL that all rights, interests, titles and benefits under the Shanxi Agreement have been validly granted to PRC Co which grant has been consented to by all parties and Governmental Entity as may be necessary;

(vii)	all original corporate records of PRC Co (including all of its original licenses, certificates and approvals and its company chop, seal and finance chop);

(viii)	all powers of attorney or other authorities under which the transfer of the PRC Equity Interests have been executed (if any); and

(ix)	such waivers, consents and other documents as XSEL may require to give to XSEL Nominee good title to the PRC Equity Interests to enable XSEL Nominee to become the registered holders thereof;
(b)	Other Deliverables.
(i)	original Internal Control Documents duly completed and executed by PRC Co and such other party as XSEL may direct and the evidence certifying the pledge of equity interests in PRC Co, as contemplated in the said Internal Control Documents, having been duly registered with the competent Governmental Entity such as the Administration of Industry and Commerce in accordance with the applicable laws;

(ii)	original or certified true copy of the Shanxi Agreement;

(iii)	original or certified true copy of the JV Coorporation Agreement and all documents and agreements contemplated thereunder duly executed by all parties thereto;

(iv)	written confirmation from the Vendor that it is not aware of any matter or thing which is in breach of or inconsistent with any of the representations, warranties and undertakings herein contained; and

(v)	such other agreements, documents and actions as XSEL may reasonably require for the purposes herein, including but not limited to,

all documents required to be executed, submitted to and/or registered with any Governmental Entity.
3.3	Other Closing Conditions. The obligations of XSEL under this Agreement to complete the purchase of the Company Shares and the PRC Equity Interests and pay the Consideration are subject to the satisfaction or waiver on or before each Closing each of the following:
(a)	Representations and Warranties. All representations and warranties shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and at such date.

(b)	Due Diligence. XSEL has completed its due diligence review of the Group and is satisfied with the results thereof.

(c)	Performance. Each member of the Group shall have performed and complied with all agreements, obligations and conditions contained in this Agreement, the Ancillary Agreements that are required to be performed or complied with by it on or before the Closing.

(d)	No Material Adverse Change. There has not occurred any Material Adverse Change in the Group’s business, financial condition, Assets or operations.

(e)	Board Approval. XSEL’s board of directors shall have authorized and approved the execution and delivery of the Agreement and the Ancillary Agreements.

(f)	PRC Equity Transfers. In the case of Group Closing, the PRC Equity Transfers have been duly completed and all documents required to be filed with or delivered to Governmental Entity have been so filed or delivered.

(g)	Board Composition. All documents required to change the directors of each member of the Group to nominees of XSEL shall have been duly completed and signed and, where applicable, filed, submitted to or registered with the relevant Governmental Entity.

(h)	Licenses. All Licenses shall be valid and in full force and shall be renewable solely by each member of the Group (as applicable) or its branch.

(i)	The Shanxi Agreement. In the case of Group Closing, the Shanxi Agreement required to be delivered hereunder and all such documents and agreements as may be required to be signed and/or delivered by Shanxi TV Station, PRC Co or other parties under the Shanxi Agreement and all supplemental agreements to the Shanxi Agreement (if any) shall have been duly executed by all parties thereto and all necessary Consents, licenses and approvals for its execution and implementation have been obtained and are validly existing.

(j)	The JV Cooperation Agreement. In the case of Group Closing, the JV Coorporation Agreement required to be delivered hereunder and all such documents and agreements as may required to be signed and/or delivered by Sinovision or other parties under the JV Cooperation Agreement shall have been duly executed by all parties thereto and all necessary Consents, licenses and approvals for its respective execution and implementation have been obtained and are validly existing.

4.	ESTABLISHMENT OF JV
4.1	The Vendor covenants and undertakes to XSEL that, as soon as practicable following the execution of this Agreement, and in any event within two (2) months from the Group Closing Date, it shall procure a joint venture company (the “JV”) be established in the PRC in accordance with the JV Cooperation Agreement and as follows (unless otherwise expressly agreed to by XSEL):
(a)	The JV shall be established with a registered capital of RMB20,000,000;

(b)	The JV shall be established by Sinovision and a XSEL Nominee whereby Sinovision shall contribute and pay forty-nine (49) Per Cent of the total registered capital of the JV (the “Sinovision JV Contribution”) and XSEL or XSEL Nominee shall contribute and pay fifty-one (51) Per Cent of the total registered capital of the JV;

(c)	The JV shall have a board of directors consisting of five (5) members. XSEL or XSEL Nominee shall be entitled to appoint three (3) directors and Sinovision shall be entitled to appoint the remaining directors; and

(d)	The joint venture contract and articles of association of the JV shall be duly completed and executed by Sinovision and XSEL Nominee.
4.2	JV Deliverables. As soon as practicable upon the establishment of the JV and in any event no later than two (2) months from the Group Closing Date, the Vendor shall deliver or procure to be fulfilled or delivered to XSEL the following in respect of the JV:
(a)	original joint venture contract duly executed by Sinovision for establishment of the JV in the form as mutually agreed by the Vendor and XSEL or XSEL Nominee;

(b)	original articles of association of the JV duly executed by Sinovision for establishment of the JV in the form mutually agreed to by the Vendor and XSEL or XSEL Nominee;

(c)	all Consents, approvals, licenses and certificates required for establishment and operation of the JV;

(d)	all corporate records of the JV (including its company chop, seal, finance chop and legal representative chop);

(e)	original duly completed and executed documents required for the appointment of directors and legal representative of the JV in the form satisfactory to XSEL;

(f)	original SEF Agreement duly executed by all parties thereto and all documents and agreements required to be signed and/or delivered by Sinovision, SEF Studio or other parties under the JV Cooperation Agreement or the SEF Agreement; and

(g)	evidence satisfactory to XSEL that all rights, interests, titles and benefits under the SEF Agreement have been validly granted to the JV which grant has been consented to by all parties as may be necessary.
4.3	Funding the JV. Provided that (a) the JV has been duly established pursuant to the terms and within the time stipulated herein and in the JV Cooperation Agreement; (b) all documents required to be delivered relating to the JV have been duly delivered to XSEL or such party as XSEL may designate; (c) each of the JV and Sinovision has entered into the SEF Agreement pursuant to the terms and conditions of the JV Cooperation Agreement and Sinovision and SEF Studio have duly executed and delivered all such acknowledgement, documents and agreements to XSEL or XSEL Nominee pursuant to the JV Cooperation Agreement and SEF Agreement; and (d) all necessary Consents, licenses and approvals for the execution and implementation of the SEF Agreement has been obtained and validly exist, XSEL agrees it will procure that US$1,330,000 shall be paid, whether or not by way of capital contribution, to the JV which shall, in turn, use the proceeds to fulfil its payment obligations to Sinovision under the JV Cooperation Agreement.

5.	DEFRERAL OF CLOSING
5.1	Deferral of Closing. Without prejudice to any other remedies available to XSEL, if any provision of Clause 3 has not been complied with by the Vendor on the Closing Date, XSEL may:
(a)	proceed to Closing so far as practicable (without prejudice to its rights hereunder); or

(b)	rescind its obligations to purchase the interests in the Company Shares (in the case of Company Closing) or the PRC Equity Interests (in the case of Group Closing) under this Agreement without prejudice to any other remedy and without incurring any liability to the Vendor or the Group.
5.2	Without prejudice to any other remedies available to the Parties, if the Company Closing Conditions and the Group Closing Conditions have not been satisfied within 180 days following the execution of this Agreement, XSEL may rescind its and/or XSEL Nominee’s obligations to purchase the Company Shares and/or the PRC Equity Interests.

6.	COVENANTS
6.1	Further Covenants. The Vendor hereby irrevocably covenants and undertakes to XSEL to execute and deliver and procure the due execution and delivery of all such further documents required to be signed by the Vendor or members of the Group or other parties as are necessary to vest in XSEL or the XSEL Nominee all such property and rights as are intended to be vested in them by or pursuant to this Agreement. Each of the signing parties shall bear the expenses incurred by it.

6.2	Directors. Each of the parties hereto shall do and shall procure to be done all actions necessary to ensure that the directors of the Group shall be such persons nominated by XSEL as stipulated in this Agreement.

6.3	Limitation on Transfer of Interests. Prior to the Group Closing Date, the Vendor irrevocably covenants and undertakes it shall not sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “transfer”) any Company Shares, PRC Equity Interests, interests in any of the Group or any right, title or interest in or to any of them except as for the transfer of the Company Shares and PRC Equity Interests hereunder and any attempt to transfer any Company Shares or PRC Equity Interests, interests in any of the Group or any right, title or interest in or to any of them in violation of the preceding sentence shall be null and void ab initio.

6.4	The JV. The Vendor hereby irrevocably covenants and undertakes to XSEL that:
(a)	it shall do all things and execute all documents as may be necessary for the transactions contemplated hereunder including but not limited to:
(i)	the due establishment of the JV;

(ii)	the obtaining of all Consents for the JV to carry on the businesses intended to be carried on by it; and

(iii)	the JV’s full operation as a going concern;
(b)	all capital contribution required to be made by Sinovision, including the Sinovision JV Contribution, be promptly and fully paid in accordance with all applicable laws and regulations; and

(c)	it shall procure that as soon as practicable following the signing of this Agreement, Sinovision shall enter into the SEF Agreementand the SEF Agreement and all documents contemplated under the JV Cooperation Agreement be duly executed by all parties thereto and all necessary Consents, licenses and approvals for the execution and implementation of the JV Cooperation Agreement and SEF Agreement be obtained and validly exist.

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE VENDOR
The Vendor hereby represents and warrants and covenants to XSEL that each of the statements contained in Schedule H is true and correct as of the date hereof and as at each Closing.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF XSEL
XSEL hereby represents, warrants and covenants to the Vendor that each of the following statements is true as at the date hereof and at each Closing:

8.1	Organisation and Qualification. It is a person or a legal entity duly organised and validly existing under the laws of its jurisdiction of incorporation.

8.2	Authorisation. It has taken all corporate or other action required to authorise, and has duly authorised, the execution, delivery and performance of this Agreement and upon due execution and delivery the same will constitute its legal, valid and binding obligations enforceable in accordance with its terms.

8.3	Power and Authority. It has full power and authority to make the covenants and representations referred to herein and to purchase the Company Shares and to execute, deliver and perform this Agreement.

8.4	Compliance with Laws and Other Instruments. It holds, and at all times has held all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation.

8.5	Corporate Governance. Neither the execution and delivery of this Agreement and Ancillary Agreements nor the performance by it of its obligations under this Agreement and Ancillary Agreements will (i) conflict with or result in any breach of its Charter Documents; (ii) require any Consents by Governmental Entity, (iii) conflict with any law, statute, rule, regulation, judgment, decree, order, government permit, license or order or any mortgage, indenture, note, license, trust, agreement or other agreement, instrument or obligation to which it is a party.

9.	INDEMNITY
9.1	Indemnity of XSEL. The Vendor shall indemnify and will keep indemnified and save harmless XSEL and its nominees from and against the following (collectively, the “Losses”):
(a)	any and all losses, claims, damages (including damages, interest, penalties, fines and monetary sanctions) liabilities and costs incurred or suffered by XSEL or its nominees by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any warranty, representation or covenant given hereunder or the inaccuracy of any representation given hereunder in respect of any member of the Group contained or referred to in this Agreement in connection therewith provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies available to XSEL;

(b)	any and all losses, claims, damages, liabilities and costs incurred or suffered by any member of the Group by reason of, resulting from, in connection with, or arising in any manner whatsoever out of or from any action, inaction or omission prior to the Closing Date including, but not limited to, any diminution in the value of the Assets of any of the member of the Group and any payment made or required to be made by the member of the Group and any costs and expenses incurred as a result of such breach provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies available to XSEL; or

(c)	any loss, claim, liability, expense, or other damage attributable to any and all taxes of any member of the Group or their respective Affiliate for all taxable periods ending on or before the relevant Closing Date (“Pre-Closing Tax Period”) or which taxes relate to an event or transaction occurring before relevant Closing.
9.2	Tax Matters.
(a)	Payment in full of any amount due from the Vendor under this Clause shall be made to XSEL in immediately available funds at least two (2) Business Days before the date payment of the taxes to which such payment relates is due, or, if no tax is payable, within fifteen (15) days after written demand is made for such payment.

(b)	In the event that the Vendor wants to accept a proposed settlement of a tax claim for which they have an indemnity obligation pursuant to this Clause (the “Tax Settlement Option”) and XSEL determines that it prefers to pursue the tax claim further, XSEL may pursue the tax claim without the participation of Vendor.

(c)	In the case of any taxable period that ends on or before the Closing Date (a “Straddle Period”), the amount of any taxes based on or measured by income or receipts of the Group or any member thereof for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other taxes of the Group for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

9.3	Costs. For the purposes of this Clause, “costs” includes reasonable lawyers’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses.

9.4	Survival of Warranties and Indemnity. The representations and warranties of the Vendor to this Agreement given under this Agreement shall survive Company Closing or Group Closing (whichever is later).

9.5	Third Party Claims.
(a)	A party entitled to indemnification hereunder (an “Indemnified Party”) shall notify promptly the indemnifying party (the “Indemnifying Party”) in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Agreement.

(b)	In case any claim, action or proceeding is brought against an Indemnified Party and the Indemnified Party notifies the Indemnifying Party in writing of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and to assume the defense thereof, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that:
(i)	if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) calendar days after receiving notice from such Indemnified Party that the Indemnified Party reasonably believes it has failed to do so; or

(ii)	if such Indemnified Party who is a defendant in any claim or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party; or

(iii)	if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction), and the Indemnifying Party shall be liable for any expenses therefor.
9.6	Settlement of Claims.

(a)	No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment:
(i)	includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim;

(ii)	does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party; and

(iii)	does not include any injunctive or other non-monetary relief.
(b)	the Indemnified Party may, in its sole discretion, offset against any payment any Losses incurred or suffered by the Indemnifying Party and for which the Indemnifying Party is entitled to be indemnified in this Agreement.

10.	TERMINATION
10.1	Termination. This Agreement may be terminated at any time prior to the Group Closing:
(a)	by XSEL if, between the date hereof and the Group Closing Date:
(i)	there is a Material Adverse Change caused by the Vendor’s breach of any provision of this Agreement or the Ancillary Agreements;

(ii)	any representations and warranties made by the Vendor as contained in this Agreement shall not have been materially true and correct when made;

(iii)	the Vendor shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it; or

(iv)	member of the Group who makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the company seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law related to bankruptcy, insolvency or reorganization.
(b)	by XSEL or the Vendor in the event that any competent Governmental Entity in the PRC shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the proposed business and operation of the

Group; or

(c)	by the written consent of XSEL and the Vendor.
10.2	Effect of Termination. In the event of termination of this Agreement as provided in Clause 10.1, this Agreement shall forthwith become void provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement.

11.	CONFIDENTIALITY AND NON-DISCLOSURE
11.1	Non-Disclosure of Terms. The Vendor shall not disclose any terms and conditions of this Agreement and the Ancillary Agreements, including their existence, to any third party.

12.	MISCELLANEOUS
12.1	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.2	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

12.3	Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by binding arbitration in accordance with the UNCITRAL Arbitration Rules as present in force in the manner set forth in this Clause:
(a)	The procedures of this Clause may be initiated by a written notice (a “Dispute Notice”) given by one party (a “Claimant”) to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution. The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant’s position on the dispute. Within twenty (20) days after the other party’s (the “Respondent”) receipt of the Dispute Notice and accompanying materials, the dispute shall be resolved by binding arbitration in Hong Kong under the UNCITRAL Arbitration Rules. All arbitration procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

(b)	The parties shall agree on a single arbitrator to resolve the dispute. If the Parties fail to agree on the designation of an arbitrator within a twenty (20)-day period the Hong Kong International Arbitration Centre shall be requested to designate the single arbitrator. If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator’s duties, the arbitrator’s successor shall be appointed in the same manner as the arbitrator was appointed.

(c)	Any award arising out of arbitration (i) shall be binding and conclusive upon the parties; (ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (iii) may not include special, indirect, incidental, consequential, special, punitive or exemplary damages or diminution in value; (iv) may in appropriate circumstances include injunctive relief; and (v) may be entered in a court.

(d)	Arbitration shall not be deemed a waiver of any right of termination under this Agreement, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to termination in accordance with this Agreement.

(e)	The arbitrator may not limit, expand or otherwise modify the terms of this Agreement.

(f)	Each party shall bear its own expenses incurred in any arbitration or litigation, but any expenses related to the compensation and the costs of the arbitrator shall be borne equally by the parties to the dispute.

(g)	If any action or proceeding is commenced to construe or enforce this Agreement or the rights and duties of the parties hereunder, then the party prevailing in that action, and any appeal thereof, shall be entitled to recover its attorney’s fees and costs in that action or proceeding, as well as all costs and fees of any appeal or action to enforce any judgment entered in connection therewith.
12.4	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.5	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.6	Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon postal service delivery, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or by facsimile at the facsimile number set forth on the signature page hereof, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties.

12.7	Expenses. Each of the parties hereto shall be responsible for its own costs and expenses incurred in the preparation, negotiation and execution of this Agreement.

12.8	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

12.9	Language. This Agreement shall be executed in English.
The Remainder of This Page is Intentionally Left Blank.

EXECUTION
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
The Purchaser
For and on behalf of Xinhua Sports & Entertainment Limited
By:

/s/ Andrew Chang

Name:	Andrew Chang

Title:	Authorized Signatory

Address of XSEL:

Room 2201, 22/F, Tower D, Central International Trade Centre,
6A JianWai Avenue, Chaoyang District, Beijing 100022, China

Telephone:	86-10-8567-6000

Facsimile:	86-10-8567-6074
Execution Page to Purchase Agreement

The Vendor
For and on behalf of Parkwood Asia Limited
By:

/s/ Sukhbaatar Uyanga

Name:	Sukhbaatar Uyanga

Title:	Director

Address of the Company:

Telephone:

Facsimile:
The Company
For and on behalf of Everfame Development Limited
By:

/s/ Sukhbaatar Uyanga

Name:	Sukhbaatar Uyanga

Title:	Director

Address of the company:

Telephone:

Facsimile:
Execution Page to Purchase Agreement

Schedule A
Corporate Details of the Group as at the date of signing of this Agreement

A.	The Company

Name	Everfame Development Limited
Date and Place of Incorporation	7 Aug 2008, British Virgin Islands
Company Number	1496579
Registered Address	OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands
Authorized Capital	US$50,000 divided into 50,000 ordinary shares with a par value of US$1 each
Issued Capital	One (1) Share
Shareholder	Name	Number of Ordinary Shares
	Parkwood Asia Limited	One (1)
	Total:	One (1)
Director(s)	SUKHBAATAR Uyanga

B.	HK Stock Express

Name	Hong Kong Stock Express Publication Limited
Date and Place of Incorporation	5 Oct 2007, Hong Kong S.A.R.
Company Number	1173182
Registered Address	Room 1910-1913, Hutchison House, 10 Harcourt Road, Central, Hong Kong
Authorized Capital	HK$10,000
Issued Capital	One (1)
Shareholder	Name	Number of Ordinary Shares
	Everfame Development Limited	One (1)
	Total:	One (1)
Director(s)	SUKHBAATAR Uyanga

C.	WFOE

Name	Taihui Business Consultation (Shanghai) Co., Ltd.
Date and Place of Incorporation	21 July 2008, PRC
Registration number	310115400244397
Registered Address	Building 1202K, No. 5509 Zhangyangbei Road, Pudong New District, Shanghai
Registered Capital	HK$ 5,000,000.00
Shareholder	Name	Shareholding
	Hong Kong Stock Express Publication Limited	100%
	Total:	100%
Legal Representative	Fan Saijin
Business Scope	Business information consultation, economic information consultation, technology information consultation, investment consultation, financial management consultation, enterprise management consultation, market sales plan consultation (those require a license shall obtain a license first).

Business term	17 April 2008 to 16 April 2038

D.	PRC Co

Name	Beijing HanTangYueYi Culture Media Co Limited
Place of Incorporation	Beijing, PRC
Registration number	110303011499877
Registered Address	Room 132, Tower B, No. 18 Xihuan South Road, Beijing Economic and Technology Development District, Beijing
Registered Capital	RMB 500,000.00
Shareholder	Name	Shareholding
	LI Quan	100%
	Total:	100%
Legal Representative	LI Quan
Business Scope	Organization of culture communication activities (excluding performance); Design and production of advertisement; Acting as an agent and publishing advertisement; Computer Design; Information Consultation (other than acting as an agent); Operation of exhibiting and exhibition; Provision of meeting services; and enterprise image design.

Business term	From 4 December 2008 to 3 December 2028

Schedule B
Corporate Details of the Group immediately following the Company Closing Date

A.	The Company

Name	Everfame Development Limited
Date and Place of Incorporation	7 Aug 2008, British Virgin Islands
Incorporation Number	1496579
Registered Address	OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands
Authorized Capital	US$50,000 divided into 50,000 ordinary shares with a par value of US$1 each
Issued Capital	One (1) Share
Shareholder	Name	Number of Ordinary Shares
	XSEL or XSEL Nominee	One (1)
	Total:	One (1)
Director(s)	XSEL Nominee
Company Secretary	XSEL Nominee

B.	HK Stock Express

Name	Hong Kong Stock Express Publication Limited
Date and Place of Incorporation	5 Oct 2007, Hong Kong S.A.R.
Company Number	1173182
Registered Address	Room 3503, 35/F., Two International Finance Centre, 8 Finance Street, Central, Hong Kong
Authorized Capital	HK$10,000
Issued Capital	One (1)
Shareholder	Name	Number of Ordinary Shares
	Everfame Development Limited	One (1)
	Total:	One (1)
Director(s)	XSEL Nominee

C.	WFOE

Name	Taihui Business Consultation (Shanghai) Co., Ltd.
Date and Place of Incorporation	21 July 2008, PRC
Registration number	310115400244397
Registered Address	Building 1202K, No. 5509 Zhangyangbei Road, Pudong New District, Shanghai
Registered Capital	HK$ 5,000,000.00
Shareholder	Name	Shareholding
	Hong Kong Stock Express Publication Limited	100%
	Total:	100%
Legal Representative	Fan Saijin
Business Scope	Business information consultation, economic information consultation, technology information consultation, investment consultation, financial management consultation, enterprise management consultation, market sales plan consultation (those require a license shall obtain a license first).

Business term	17 April 2008 to 16 April 2038

D.	PRC Co

Name	Beijing HanTangYueYi Culture Media Co Limited
Place of Incorporation	Beijing, PRC
Registration number	110303011499877
Registered Address	Room 132, Tower B, No. 18 Xihuan South Road, Beijing Economic and Technology Development District, Beijing
Registered Capital	RMB 500,000.00
Shareholder	Name	Shareholding
	LI Quan	100%
	Total:	100%
Legal Representative	LI Quan
Executive Director	LI Quan
Business Scope	Organization of culture communication activities (excluding performance); Design and production of advertisement; Acting as an agent and publishing advertisement; Computer Design; Information Consultation(other than acting as an agent); Operation of exhibiting and exhibition; Provision of meeting services; and enterprise image design.

Business term	From 4 December 2008 to 3 December 2028

Corporate Details of the Group immediately following the Group Closing Date

A.	The Company

Name	Everfame Development Limited
Date and Place of Incorporation	7 Aug 2008, British Virgin Islands
Incorporation Number	1496579
Registered Address	OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands
Authorized Capital	US$50,000 divided into 50,000 ordinary shares with a par value of US$1 each
Issued Capital	One (1) Share
Shareholder	Name	Number of Ordinary Shares
	XSEL or XSEL Nominee	One (1)
	Total:	One (1)
Director(s)	XSEL Nominee
Company Secretary	XSEL Nominee

B.	HK Stock Express

Name	Hong Kong Stock Express Publication Limited
Date and Place of Incorporation	5 Oct 2007, Hong Kong S.A.R.
Company Number	1173182
Registered Address	Room 3503, 35/F., Two International Finance Centre, 8 Finance Street, Central, Hong Kong
Authorized Capital	HK$10,000
Issued Capital	One (1)
Shareholder	Name	Number of Ordinary Shares
	Everfame Development Limited	One (1)
	Total:	One (1)
Director(s)	XSEL Nominee

C.	WFOE

Name	Taihui Business Consultation (Shanghai) Co., Ltd.
Date and Place of Incorporation	21 July 2008, PRC
Registration number	310115400244397
Registered Address	Building 1202K, No. 5509 Zhangyangbei Road, Pudong New District, Shanghai
Registered Capital	HK$ 5,000,000.00
Shareholder	Name	Shareholding
	Hong Kong Stock Express Publication Limited	100%
	Total:	100%
Legal Representative	XSEL Nominee
Business Scope	Business information consultation, economic information consultation, technology information consultation, investment consultation, financial management consultation, enterprise management consultation, market sales plan consultation (those require a license shall obtain a license first).

Business term	17 April 2008 to 16 April 2038

D.	PRC Co

Name	Beijing HanTangYueYi Culture Media Co Limited
Place of Incorporation	Beijing, PRC
Registration number	110303011499877
Registered Address	Room 132, Tower B, No. 18 Xihuan South Road, Beijing Economic and Technology Development District, Beijing
Registered Capital	RMB500,000
Shareholder	Name	Shareholding
	XSEL Nominee	100%
	Total:	100%
Legal Representative	XSEL Nominee
Executive Director	XSEL Nominee
Business Scope	Organization of culture communication activities (excluding performance); Design and production of advertisement; Acting as an agent and publishing advertisement; Computer Design; Information Consultation(other than acting as an agent); Operation of exhibiting and exhibition; Provision of meeting services; and enterprise image design.

Business term	From 4 December 2008 to 3 December 2028

Schedule C
Leases
WFOE

		Date of		Actual
Tenant	Landlord	Agreement	Address	Occupier	Term
Taihui Business Consultation (Shanghai) Co., Ltd.	Shanghai Pudong Gaoqiao Industrial Corporation	4 February 2008	Building 1202K, No. 5509 Zhangyangbei Road, Pudong New District, Shanghai		from 4 February 2008 to 3 February 2018
Schedule D
Insurance and Bank Accounts
WFOE

Type of Account	Opening Branch	Account Number
HK$ account	Shanghai Pudong Development Bank	97081355300000059
RMB account	Shanghai Pudong Development Bank	97080165300004002

Schedule E
Licenses / Certificates
WFOE

Licence / Certificate	Business Licence

Issuing Authority	Shanghai Administration of Industry and Commerce Pudong New District Branch

Issuing Date	21 July 2008

Valid Term	17 April 2008 to 16 April 2038

Scope of Business	Business information consultation, economic information consultation, technology information consultation, investment consultation, financial management consultation, enterprise management consultation, market sales plan consultation (those require a license shall obtain a license first).
PRC Co

Licence / Certificate	Business Licence

Issuing Authority	Beijing Administration of Industry and Commerce

Issuing Date	3 Feburary 2009

Valid Term	4 December 2008 to 3 December 2028

Scope of Business	Organization of culture communication activities (excluding performance); Design and production of advertisement; Acting as an agent and publishing advertisement; Computer Design; Information Consultation(other than acting as an agent); Operation of exhibiting and exhibition; Provision of meeting services; and enterprise image design.

Schedule F
PRC Equity Transfer Documents
1.	Shareholders’ resolution of PRC Co approving the transfer of PRC Equity Interests in PRC Co, change of executive director and legal representative and amendment of the articles of association of PRC Co;

2.	Director’s resolution of PRC Co approving the transfer of PRC Equity Interests in PRC Co, change of executive director and legal representative and amendment of the articles of association of PRC Co;

3.	Agreement on transfer of PRC Equity Transfers in PRC Co from existing shareholder of PRC Co to XSEL Nominee;

4.	Acknowledgement of receipt of RMB500,000 from existing shareholder of PRC Co to XSEL Nominee; and

5.	Amended articles of association of PRC Co.

Schedule G
Internal Control Agreements
1.	Equity pledge agreement between XSEL Nominee, PRC Co and WFOE relating to pledge of all of the equity interest in PRC Co by XSEL Nominee in favour of WFOE;

2.	Capital contribution certificate and shareholders’ registry to be issued to XSEL Nominee;

3.	Exclusive equity purchase option agreement between XSEL Nominee, PRC Co and WFOE; and

4.	Subrogation agreement between XSEL Nominee, PRC Co and WFOE.

Schedule H
1.	The Group. In respect of each member of the Group:
(a)	Organization, Standing, and Power. It is a company duly organized, validly existing, and in good standing under the laws of the BVI, Hong Kong (in the case of Hong Kong Stock Express) (in the case of the Company) and the PRC (in the case of members of the PRC Group and their branches and subsidiaries (if any)), has all requisite corporate power and authority to carry on its businesses, and is duly qualified and in good standing to do business in each jurisdiction in which it conducts business. The company has made available to XSEL complete and correct copies of Charter Documents.

(b)	Corporate Records. For the Company, its minute books and corporate records, complete and correct copies of which have been made available to XSEL, contain correct and complete records of all proceedings and actions taken at all meetings of, or effected by written consent of its shareholders and its board of directors and all original issuances and subsequent transfers, repurchases, and cancellations of its shares. For members of the PRC Group, the complete and correct copies of the minute books and corporate records of the company which has been filed with the local authorities including, but not limited to, the SAIC have been made available to XSEL and are materially complete, correct and accurate.

(c)	Capital Structure.
(i)	Immediately prior to and immediately following the relevant Closing Date its issued share capital or structure is as set forth in Schedule A and Schedule B, respectively.

(ii)	There is nothing to which the company is a party or by which the company may be bound obligating company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or equity interest, or to grant, extend or enter into anything. The company has no outstanding bonds, debentures, notes or other indebtedness.

(iii)	The Vendor and all beneficial owners of the Company Shares have completed all registrations and filings necessary for their ownership of the Company Shares.
(d)	Subsidiaries and Branches. The company does not presently own or Control, directly or indirectly, any interest in any other entity and is not a participant in any joint venture, partnership, or similar arrangement. The particulars of the company as forth in Schedule A are true and accurate in all respects and the percentage of its share capital shown therein as owned or Controlled by it is beneficially owned and clear of all Encumbrances. There is nothing which calls for the present or future issue or sale of, or grant to any person the right (whether conditional or otherwise) to call for the issue, sale or transfer of any share or loan capital of the company (including any option, notes, warrants or other securities or rights convertible or ultimately convertible into shares or equity interests in the company).
(e)	Authority. The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all necessary action of its board of directors and shareholders.

(f)	Execution. The Company’s execution and delivery of this Agreement shall constitute valid, binding, and enforceable obligations of it in accordance with their terms.

(g)	Compliance with Laws and Other Instruments. The company holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business. There are no violations or claimed violations of any such license, permit, or authorization, or any statute, law, ordinance, rule or regulation.

(h)	Corporate Governance. Neither the execution and delivery of nor the performance by it of its obligations under this Agreement will: (i) conflict with or result in any breach of the company’s Charter Documents; (ii) require any Consent, (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance upon any of the Assets of it or its shares.

(i)	No Liabilities and No Business Activities. It has no liabilities of any nature howsoever arising, is not involved in any litigation whether as plaintiff or defendant, has no Assets and is not carrying on any business of any nature.

(j)	No Contracts. Save as contemplated under this Agreement, it has not entered into any agreement, contract, legal arrangement or documentation of any type or nature.

(j)	Technology and Intellectual Property Rights. None of the member of the Group owns or otherwise has rights to or any interests in any Intellectual Property save as contemplated under the Shanxi Agreement.

(k)	Financial Statements. There are no liabilities, claims or obligations against the company of any nature in excess of US$5,000, whether absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown in the Financial Statements.

(l)	Accounts Receivable. All of the accounts receivable shown in the Financial Statements as of the Closing Date will have arisen out of bona fide transactions of the company in the ordinary course of business and have been collected or are good and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in such Financial Statements and net of returns and payment discounts allowable by the company’s policies) and can reasonably be anticipated to be paid in full without outside collection efforts within ninety (90) days of the due date.

(m)	Taxes.
(i)	The company has timely filed (or caused to be filed) all tax returns (“Returns”) required to be filed by it. All taxes required to be paid (whether or not shown on any Return) in respect of the periods covered by such Returns (“Return Periods”) have been paid or fully accrued up until the Closing. The company has not requested or been granted any extension of time to file any Return. The Vendor has made available to XSEL true and correct copies of all Returns, and all material correspondence with any taxing authority.

(ii)	No deficiencies or adjustments for any tax of the company has been claimed, proposed or assessed or threatened in writing and not paid. There is currently no claim outstanding by an authority in a jurisdiction where the company does not file Returns that the company is or may be subject to taxation by that jurisdiction. The company is not subject to any pending or threatened tax audit or examination. The company has not entered into any agreements, waivers or other arrangements in respect of the statute of limitations in respect of its taxes or Returns.

(iii)	For the purposes of this Agreement, the terms “tax” and “taxes” shall include all taxes, assessments, duties, tariffs, registration fees, and other governmental charges in the nature of taxes including, all income, franchise, property, production, sales, use, payroll, license, windfall profits, value added, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties.

(iv)	There are no liens for taxes upon the Assets of the company. The company has withheld all taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and any taxes required to be withheld from any other person and has timely paid all such amounts withheld to the proper taxing authority.
(n)	Absence of Certain Changes and Events. Since the date of the Financial Statements, there has not been:
(i)	Any transaction involving more than US$5,000 for a single transaction and a series of transactions involving in aggregate more than US$100,000 entered into by the company;

(ii)	Any declaration, payment, or setting aside of any dividend or other distribution to or for any of the holders of any equity interest;

(iii)	Any termination, modification, or rescission of, or waiver by the company of rights under, any contract having or reasonably likely to have a Material Adverse Change on the business of the company;

(iv)	Any discharge or satisfaction by the company of any lien or encumbrance, or any payment of any obligation or liability (absolute or contingent);

(v)	Any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction created on any of the Assets, tangible or intangible, of the company having or reasonably likely to have a Material Adverse Change on the business of the company;

(vi)	Any settlement amount of any claim, dispute, suit, proceeding or investigation regarding the company; or

(vii)	Any event or condition resulting in a Material Adverse Change on the business of the company.
(o)	Leases in Effect; Real Estate. All real property leases and subleases to which the company is a party and any amendments or modifications thereof are listed in Schedule C (each a “Lease” and, collectively, the “Leases”). The company has a valid leasehold interest under such Leases. There are no existing defaults, and the company has not received or given any written notice of default or claimed default with respect to or received any order, notice, or other notification from any Governmental Entity in respect of any Lease or property related thereto and there is no event that with notice or lapse of time, or both, would constitute a default thereunder. All real property occupied by the company is subject to a written lease. The company holds no interest in real property other than the Leases. The company has filed and registered all Leases with all applicable Governmental Entities.

(p)	Personal Property. The company has valid title, free and clear of all title defects, security interests, pledges, options, claims, liens, and Encumbrances of any nature whatsoever to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the Financial Statements.

(q)	Litigation and Other Proceedings. None of the company nor any of its past or present officers, directors, or employees, is a party to any pending or, threatened action, suit, labour dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of the company or affecting any properties, Assets or capital of the company, nor is there any reasonable basis for any such action, suit, labour dispute, proceeding, investigation or discrimination claim, or, in the case of an individual, from acts in his or her capacity as an officer, director, employee, agent or contractor of the company. The company is not a named party to any order, writ, judgment, decree, or injunction.

(r)	No Defaults. The company is and has not received written notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) its Charter Documents; (ii) any judgment, decree, or order to which the company is a named party; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which the company is now a party or by which it or any of its properties or Assets is bound.

(s)	Contracts. Except for the Shanxi Agreement, the company is not a party to or bound by any other contract, agreement or arrangement or otherwise. Each of the Shanxi Agreement and the JV Cooperation Agreement is valid and in full force and effect and the company has not, nor has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. The Vendor is not aware of any facts or events which may result in the Shanxi Agreement, the JV Cooperation Agreement or the SEF Agreement to be terminated or not being renewed prior to or upon expiry by the relevant parties or any intent of the contracting parties to reduce the amount of or terminate its business with the Group in the future.

(t)	Assets. The company has legal and beneficial ownership of all Assets owned, possessed or used by the company as indicated in the Financial Statements free and clear of any Encumbrances. No other Person owns any such property and Assets which are being used by the company.

(u)	Insurance and Banking Facilities. Schedule D contains a complete and correct list of (i) all contracts of insurance or indemnity of the company in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts, and expiration date) and (ii) the names and locations of all banks in which the company has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from the company with respect to any such contracts of insurance or indemnity have been paid, and there are no act, or failures to act that has or might cause any such contract to be cancelled or terminated. All known claims for insurance or indemnity have been presented.

(v)	Employees. The company has no written or oral contract of employment or other employment agreement with any of its employees (including any contracts relating to the temporary use or loaning of employees) that are not terminable at will by the company without payment of severance or termination payments or benefits. The company is not a party to any pending or threatened labour dispute concerning the company’s business or employment practices or the subject of any organizing drive, labour grievance or petition to certify a labour union. The company has complied with in all material aspects all applicable laws, treaties, ordinances, rules, and regulations and requirements relating to the employment of labour. There are no claims pending or to the best of the knowledge of the Vendor, threatened to be brought against the company, in any court or administrative agency by any former or current employees of the company. The company has made all required contributions under the applicable laws in respect of wages, salaries and other payments to all employees, officers and directors and has timely paid all such amounts to the proper Governmental Entity.
(w)	Certain Agreements. Neither the execution and delivery of this Agreement nor the performance of its obligations contained in them will: (i) result in any payment by the company (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of the company under any employee benefit plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any employee benefit plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(x)	Guarantees and Suretyships. The company has no powers of attorney outstanding and the company has no obligations or liabilities (absolute or contingent) whatsoever.

(y)	Absence of Questionable Payments. None of the Vendor, the Company nor any of their respective Affiliate, directors, officers, agents, employees or other persons acting on its behalf, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. None of the company nor any of its respective Affiliate, directors, officers, agents, employees or other persons acting on their behalf, has accepted or received any unlawful contributions, payments, gifts, or expenditures.
2.	General
(a)	The Closing Deliverable Agreements. On or before the Closing, each of the agreements or documents required to be delivered by the Vendor under this Agreement will have been duly executed by the parties thereto and, as at the Closing, will be in full force and effect and will constitute the valid and legally binding obligations of the parties thereto enforceable in accordance with their terms at the Closing.

(b)	Full Disclosure. (i) The Vendor is not aware of any facts which could materially adversely affect it or any member of the Group or the ability of any party in performing or enforcing its obligations under the Shanxi Agreement, JV Cooperation Agreement or SEF Agreement; and (ii) no representation or warranty in this Agreement, nor any statement or certificate furnished or to be furnished to XSEL pursuant to or in connection with this Agreement contains or will contain any untrue statement, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

(c)	Reliance. The representations and warranties are made by the Vendor with the knowledge and expectation that XSEL are placing reliance thereon.
3.	FCPA Compliance.
(a)	The Company, and the Vendor are familiar with and will comply, and has introduced all necessary controls, procedures and audits and maintained all necessary documentation and records on a regular and up-to-date basis to so comply with the provisions of FCPA and all other laws applicable to the transactions contemplated hereunder.

(b)	Any payments made hereunder does not constitute, and the Vendor or receipient of payments hereunder will not make, offer, authorize, approve or otherwise facilitate and has not made, offered, authorized, approved or otherwise facilitated, directly or indirectly, any payments or money, gifts or anything of value to any Foreign Official (as defined in subparagraph (i) below) to obtain, retain or further business activities, whether or not in connection with its obligations hereunder, the Group’s activities or in obtaining any other business on behalf of the Group from any governmental agency, department or instrumentality.

(c)	In respect of any business for which the Group provides or may have provided, the Group has not, directly or indirectly, paid, offered, or agreed to pay any political contributions.

(d)	The Group has no undisclosed subagents or third parties who are or will be assisting in the performance of its obligations hereunder.

(e)	The Group has no knowledge of or any reason whatsoever to believe that there may be, any improper payments under the FCPA or any circumstances in which such payments may be made.

(f)	All payments to be made by XSEL pursuant to his Agreement are in compliance with FCPA.

(g)	The Group has no officer, director, owner, shareholder, employee or agent that is a Foreign Official, and will not employ any such Foreign Official during the term of this Agreement; and

(h)	The Group will notify XSEL immediately of any extortion, solicitation, demand or other request for a bribe, gift or anything else of value by or on behalf of a Foreign Official in connection with the performance of its obligations hereunder.

(i)	For the purposes of this Clause, a “Foreign Official” shall mean (i) any official, employee, agent or other representative of a government agency, department or instrumentality; (ii) any official of a political party; or (iii) any candidate for political office.

(j)	If any party breaches any of the covenants set forth in this Clause then, without prejudice to any other remedies available to XSEL hereunder:
(i)	XSEL shall have the right to terminate this Agreement for cause pursuant to Clause 10;

(ii)	XSEL shall have a right of action against the party for the recovery of any monetary payment or other thing of value given or transferred by the party directly or indirectly in violation of the foregoing covenants;

(iii)	all obligations of XSEL to pay under this Agreement shall cease; and

(iv)	the party in breach shall indemnify XSEL and its officers, directors, employees and agents for any penalties, losses, damages, expenses or fines incurred by XSEL as a result of its breach.
4.	Vendor. With respect to the Vendor:
(a)	Organisation and Qualification. It is a person or a legal entity duly organised and validly existing under the laws of its jurisdiction of incorporation.

(b)	Authorisation and Authority. It has taken all corporate or other action required to authorise, and has duly authorised, the execution, delivery and performance of this Agreement and upon due execution and delivery the same will constitute its legal, valid and binding obligations enforceable in accordance with its terms.

(c)	Power and Authority. It has full power and authority to make the covenants and representations referred to herein and to sell the Company Shares and to execute, deliver and perform this Agreement and the Ancillary Agreement (where applicable).

(d)	Compliance with Laws and Other Instruments. It holds, and at all times has held all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation.

(e)	Corporate Governance. Neither the execution and delivery of this Agreement nor the performance by it of its obligations under this Agreement will (i) conflict with or result in any breach of its charter documents; (ii) require any Consents by Governmental Entity, (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, Encumbrance, or restriction upon any of the properties or Assets of it or its shares under, any law, statute, rule, regulation, judgment, decree, order, government permit, license or order or any mortgage, indenture, note, license, trust, agreement or other agreement, instrument or obligation to which it is a party.

Schedule I
Financial Statements

Schedule J
Shanxi Agreement

Schedule K
The JV Coorporation Agreement